UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2010 (August 10, 2010)
Toys “R” Us, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 10, 2010, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the “Amended Agreement”) by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.
     The Amended Agreement extends the maturity date of Toys-Delaware’s existing asset-based revolving credit facility to August 10, 2015. Immediately prior to the effectiveness of the Amended Agreement, the existing credit agreement (the “Existing Agreement”), which was set to expire on May 21, 2012, provided up to $1.631 billion of borrowing capacity, subject to a borrowing base. The Amended Agreement provides for $1.85 billion of revolving commitments and the loans thereunder bear interest at a rate of LIBOR plus a margin of 2.50%, 2.75% or 3.00% depending on usage of the facility.
     The Amended Agreement also revises certain other terms of the existing facility to reflect current market conditions, including a requirement to maintain a minimum excess availability of $125 million at all times and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Similar to the Existing Agreement, the Amended Agreement contains customary covenants that, subject to certain exceptions, restrict the ability of Toys-Delaware to, among other things, incur additional indebtedness; create liens; make investments, loans or advances; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase our capital stock; and change our lines of business. The Amended Agreement continues to (i) permit borrowings by the Canadian borrower up to a sublimit of $200 million, (ii) provide a $400 million letter of credit sublimit, (iii) be secured by certain tangible and intangible assets (including inventory and receivables), (iv) be subject to a borrowing base formula that determines the amount of loans available at any time and (v) provide that if an event of default shall occur and be continuing, the commitments may be terminated and any principal amount outstanding, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.
     The foregoing description of the Amended Agreement is qualified in its entirety by the Amended Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
     In connection with the offering of notes by its subsidiary Toys - Delaware, as described under Item 8.01 below, Toys - Delaware provided the following information:
Recent Developments
     Toys - Delaware has not yet finalized its financial results for the fiscal quarter ended July 31, 2010. The following information is based on data obtained to date and is unaudited and subject to adjustment based upon, among other things, additional data becoming available and the finalization of its quarter end closing and reporting processes. Accordingly, actual reported results may differ.
     For the second quarter of fiscal 2010, Toys - Delaware estimates that comparable store net sales for its Domestic and Canada segments increased by approximately 0.6% and 2.2%, respectively, compared to decreases of 7.2% and 2.4%, respectively, in the second quarter of fiscal 2009. Toys - Delaware estimates total revenue for the second quarter of fiscal 2010 was approximately $1,777 million, an increase of approximately 2.4% from the second quarter of fiscal 2009. The revenue gains in the second quarter were driven primarily by increases in the on-line channel and secondarily by strength in core toy product categories, which more than offset weaknesses in video game products and durable juvenile products.
     Toys - Delaware estimates that the gross margin rate for the second quarter of fiscal 2010 was approximately 37.5%, which is a decrease in rate of approximately 0.1% from the second quarter of fiscal 2009, due to higher levels of promotional pricing in both stores and on line. Toys - Delaware estimates that total operating expenses as a percentage of total revenue in the second quarter of fiscal 2010 was approximately 36.9%, an increase in rate of approximately 0.5% from the second quarter of fiscal 2009. This quarterly increase was caused by several factors, including increased expenditures for store labor and increased expenses associated with capital spending. Finally, Toys - Delaware estimates that operating earnings for the second quarter of fiscal 2010 were approximately $10 million, which is approximately $10 million below the second quarter of fiscal 2009.
     New Jersey recently adopted a law that would require retailers to turn over to the state the unused amount on gift cards purchased in New Jersey that have not been used for a certain period of time. This law also applies to gift cards purchased before the law was enacted, which could result in an expense that Toys - Delaware currently estimates could be up to $10 million and that is not reflected in the results described above. Toys - Delaware believes that the law may be subject to challenge, but if the law is not successfully challenged and other states enact similar laws, its income from its unused gift cards in the future could be materially adversely affected. The preliminary results described above also do not reflect a potential non-cash accrual of up to $16 million relating to prior period lease accounting.
Item 8.01 Other Events.
Press Release
     On August 11, 2010, Toys “R” Us, Inc. issued a press release to announce the intention of its direct wholly-owned subsidiary Toys “R” Us – Delaware, to raise funds in an aggregate amount of approximately US$1 billion by borrowing secured term loans and private offering of senior secured notes, subject to market and other conditions. A copy of the press release is being filed as Exhibit 99.2 to this report and is incorporated by reference into this Item 8.01. This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
No.	Exhibit Description

10.1	Amended and Restated Credit Agreement, dated as of August 10, 2010, by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.

99.1	Press release of Toys “R” Us, Inc dated August 10, 2010.

99.2	Press release of Toys “R” Us, Inc dated August 11, 2010.

Signature
Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: August 16, 2010	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President — Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of August 10, 2010, by and between, among others, Toys-Delaware, as lead borrower, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, as Canadian borrower, certain other subsidiaries of Toys-Delaware, as facility guarantors, Bank of America, N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the lenders party thereto.

Exhibit 99.1	Press Release of Toys “R” Us, Inc. dated August 10, 2010.

Exhibit 99.2	Press Release of Toys “R” Us, Inc. dated August 11, 2010.